EXHIBIT 99.1

Contacts
Investors	Media
Lisa Nadler (Lisa.Nadler@gartner.com)	Tom McCall (Tom.Mccall@gartner.com)
203-316-6537	408-468-8101
GARTNER REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS
PROVIDES OUTLOOK FOR 2006
Contract Value of $593 Million, Up 16%
STAMFORD, Conn. – February 7, 2006 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for the fourth quarter and year ended December 31, 2005.
Fourth Quarter 2005 Results
     Total revenue for the fourth quarter of 2005 was $289 million, representing a 13% increase from $255 million in the fourth quarter of 2004. Research contract value ended the quarter at $593 million, an increase of 16% over the same quarter last year. Normalized EBITDA was $42 million for the quarter. GAAP EPS for the fourth quarter of 2005 was $0.13 and normalized EPS was $0.16. Normalized EPS excludes the following pre-tax items: a $0.7 million charge related to a reduction in workforce; a $1.3 million charge related to the integration activities associated with our acquisition of META; and a $3.3 million non-cash charge for the amortization of intangible assets acquired in the META acquisition. See “Non-GAAP Financial Measures” for a further discussion of normalized EBITDA and normalized EPS.
     Excluding the effect of foreign currency and the impact of the META acquisition, total revenue for the 2005 fourth quarter increased approximately 9% over the same quarter last year. The impact of foreign currency on net income for the same time period was less than $1 million. Excluding the effect of foreign currency, research contract value increased 13% from the fourth quarter of 2004.
     During the fourth quarter, Gartner repurchased 838,000 shares for approximately $11 million under the $100 million authorized share repurchase program.

Full Year 2005 Results
     For 2005, total revenue was $989 million, an 11% increase from $894 million in 2004. Normalized EBITDA was $105 million for the year. GAAP EPS for 2005 was ($0.02) and normalized EPS was $0.36. Normalized EPS excludes the following pre-tax items: $11.3 million charge related to a reduction in workforce; $8.2 million charge primarily related to a reduction in facilities; $6.0 million charge for a stock option buyback; $3.7 million charge for restructuring within the Company’s international operations; $5.4 million non-cash impairment losses on investments; $15.0 million charge related to the integration activities associated with our acquisition of META; and $10 million non-cash charge for the amortization of intangible assets acquired in the META acquisition.
     Excluding the effect of foreign currency and the impact of the META acquisition, total revenue for the 2005 would have increased approximately 5% over 2004. The impact of foreign currency on net income for the same time period was negligible.
Business Segment Highlights
     Research. Research revenue was $131 million for the 2005 fourth quarter and $523 million for the year, increases of 9% from 2004. At December 31, 2005, Research contract value, a leading indicator of future revenue, was $593 million, up from $567 million at September 30, 2005, and $509 million at December 31, 2004. This represents the Company’s highest reported contract value since September 30, 2000. Client and wallet retention rates for the fourth quarter were 81% and 93%, respectively.
     Consulting. Consulting revenue was $85 million for the 2005 fourth quarter and $301 million for the year, an increase of 27% and 16% from the same periods from 2004. Utilization averaged 64% during the fourth quarter and 62% for the year, compared with average utilization of 60% and 62%, respectively, for the same periods of 2004. The average annualized revenue per billable headcount is above $375,000. Billable headcount was 525 as of December 31, 2005, up 11% from 475 at the end of 2004. Consulting backlog was $120 million at December 31, 2005, up 7% from the same period last year.
     Events. Events revenue was $69 million for the fourth quarter of 2005 and $151 million for the year, up 7% and 9% from the same periods from 2004. The Company held 70 events in 2005 as compared to 56 in 2004, and had approximately 35,500 worldwide attendees in 2005, a 14% increase compared to 2004.

     Gene Hall, Gartner’s chief executive officer, said, “Our results for 2005 reflect focused execution on our strategy to grow and leverage our core Research business. The combination of organic growth, improved sales productivity, and the successful integration of META led to our strong revenue and contract value performance. We continue to see impressive growth in all business segments including Executive Programs, Events and Consulting.”
Business Outlook
     Gartner also provided its outlook for 2006. For the full year, the Company is targeting total revenue of approximately $1,022 to $1,055 million. By segment, for the full year 2006 the Company is targeting Research revenue of approximately $550 million to $560 million, Consulting revenue of approximately $300 million to $315 million, Events revenue of approximately $167 million to $172 million, and other revenue of approximately $5 million to $8 million.
     In 2006, Gartner will adopt FAS 123(R), which requires the expensing of stock options. The Company is projecting $12 — $14 million of pre-tax expense related to FAS 123(R). Based on above revenue, the Company is targeting normalized EBITDA for the full year 2006 of $135 to $142 million, or an increase of 28 to 35 percent. Gartner is projecting GAAP EPS of $0.36 to $0.40 and normalized EPS of $0.49 to $0.53 per share. The Company expects cash flow from operations of $95 to $110 million.
     Commenting on the Company’s outlook, Mr. Hall said, “Now that the business is back on a clear growth trajectory, we will increase our momentum in 2006 with the launch of a range of exciting new products, improvements in client service and the continuing recruitment of talent across our business, particularly into our sales organization. We will also continue to identify and exploit opportunities to reduce our operating expenses across the business.”
     Gartner also announced the addition of Richard J. Bressler to its Board of Directors. Mr. Bressler is currently a managing director of Thomas H. Lee Partners, L.P., a private equity firm. Prior to that, he was Senior Executive Vice President and Chief Financial Officer of Viacom Inc. Before joining Viacom in 2001, Mr. Bressler spent 13 years at Time Warner in a wide variety of senior positions including Chief Executive Officer of AOL Time Warner Investments. Mr. Bressler also serves as a director of the Warner Music Group Corporation.

Conference Call and Investor Day Information
     Gartner has scheduled a conference call at 10 a.m. ET today, Tuesday, February 7, 2006, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 30 days following the call.
     The Company will also host an Investor Day conference on Thursday, March 9, 2006 at Cipriani in New York City. The conference will begin at 9:00 a.m EST and will conclude at approximately 1:00 p.m. EST. Registration is required. Please contact Germaine Scott at 203-316-3411 for further information.
About Gartner
     Gartner, Inc. (NYSE: IT) delivers the technology-related insight necessary for its clients to make the right decisions, every day. Gartner serves 10,000 organizations, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company consists of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 3,900 associates, including 1,200 research analysts and consultants in 75 countries worldwide. For more information, visit gartner.com.
Non-GAAP Financial Measures
     Investors are cautioned that normalized EBITDA and normalized EPS information contained in this press release are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA and normalized EPS are important measures of our recurring operations as they exclude items that may not be indicative of our core operating results and calculate earnings per share in a manner consistent with prior periods. Normalized EBITDA is based on operating income, excluding impact of FAS 123(R), depreciation and amortization, goodwill impairments, and other charges. Normalized EPS is based on net income (loss) excluding other charges, impact of FAS 123(R), non-cash charges, goodwill impairments, amortization of acquired intangible assets, and gains and losses on investments. See “Supplemental Information” at the end of this release for reconciliation of GAAP net income and loss and EPS to normalized net income and EPS.
Safe Harbor Statement
     Statements contained in this press release regarding the growth and prospects of the Company’s business, future revenue growth, the Company’s full year 2006 financial guidance, the Company’s plans regarding the launch of new products, the Company’s plans to reduce operating expenses, and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2005	2004		2005	2004
Revenues:
Research	$131,015	$120,274	9%	$523,033	$480,486	9%
Consulting	85,225	67,111	27%	301,074	259,419	16%
Events	69,136	64,336	7%	151,339	138,393	9%
Other	3,924	3,688	6%	13,558	15,523	–13%

Total revenues	289,300	255,409	13%	989,004	893,821	11%
Costs and expenses:

Cost of services and product development	138,712	124,441	11%	486,611	434,499	12%

Selling, general and administrative	108,649	95,522	14%	397,252	349,834	14%
Depreciation	6,786	6,280	8%	25,502	27,650	–8%
Amortization of intangibles	3,377	97	U	10,226	687	U
Goodwill impairments	—	1,972	0%	—	2,711	–100%
META integration charges	1,337	—	100%	14,956	—	100%
Other charges	697	11,872	–94%	29,177	35,781	–18%

Total costs and expenses	259,558	240,184	8%	963,724	851,162	13%

Operating income	29,742	15,225	F	25,280	42,659	U
Loss from investments, net	(502)	(813)	F	(5,841)	(2,958)	U
Interest expense, net	(3,289)	(1,330)	U	(11,072)	(1,317)	U
Other expense, net	(398)	(297)	U	(2,929)	(3,922)	F

Income before income taxes	25,553	12,785	F	5,438	34,462	U
Provision for income taxes	10,743	7,548	U	7,875	17,573	F

Net income (loss)	$14,810	$5,237	F	$(2,437)	$16,889	U

Income (loss) per common share:
Basic	$0.13	$0.05	F	$(0.02)	$0.14	U
Diluted	$0.13	$0.05	F	$(0.02)	$0.13	U

Weighted average shares outstanding:
Basic	113,266	110,279	3%	112,253	123,603	–9%
Diluted	115,564	112,402	3%	112,253	126,326	–11%

SUPPLEMENTAL INFORMATION
Normalized EPS (1)	$0.16	$0.14	14%	$0.36	$0.40	–10%

(1)	Normalized net income & EPS is based on net income (loss), excluding normalizing adjustments, which includes other charges, non-cash charges, META integration and amortization charges, goodwill impairments, and gains and losses from investments. We believe normalized EPS is an important measure of our recurring operations. See “Supplemental Information” at the end of this release for a reconciliation from GAAP net income (loss) and EPS to Normalized net income and EPS and a discussion of the reconciling items.

GARTNER, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	December 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$70,282	$160,126	–56%
Fees receivable, net	313,195	257,689	22%
Deferred commissions	42,804	32,978	30%
Prepaid expenses and other current assets	35,838	37,052	–3%

Total current assets	462,119	487,845	–5%
Property, equipment and leasehold improvements, net	61,770	63,495	–3%
Goodwill	404,034	231,759	74%
Intangible assets, net	15,793	138	> 100%
Other assets	82,901	77,957	6%

Total Assets	$1,026,617	$861,194	19%

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$267,207	$181,502	47%
Deferred revenues	333,065	307,696	8%
Current portion of long term debt	66,667	40,000	67%

Total current liabilities	666,939	529,198	26%
Long term debt	180,000	150,000	20%
Other liabilities	33,090	51,948	–36%

Total Liabilities	880,029	731,146	20%

Total Stockholders’ Equity	146,588	130,048	13%

Total Liabilities and Stockholders’ Equity	$1,026,617	$861,194	19%

GARTNER, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Twelve Months Ended
	December 31,
	2005	2004
Operating activities:
Net (loss) income	$(2,437)	$16,889
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of intangibles	35,728	28,337
Non-cash compensation	1,030	1,299
Tax benefit associated with employees’ exercise of stock options	4,472	10,004
Deferred taxes	(1,611)	(8,613)
Loss from investments	5,841	2,958
Amortization and writeoff of debt issuance costs	1,424	954
Charge for stock option buy back	5,980	—
Goodwill impairments	—	2,711
Non-cash charges associated with impairment of long-lived assets	—	5,157
Changes in assets and liabilities, excluding effect of acquisition and sale of investments:
Fees receivable, net	(35,746)	13,711
Deferred commissions	(9,850)	(5,197)
Prepaid expenses and other current assets	(2,436)	(788)
Other assets	113	(5,850)
Deferred revenues	3,899	(14,764)
Accounts payable and accrued liabilities	20,715	1,393

Cash provided by operating activities	27,122	48,201

Investing activities:
Proceeds from sales of investments	2,059	—
Additions to property, equipment and leasehold improvements	(22,356)	(25,104)
Acquisition of META (net of cash acquired)	(161,323)	—
Prepaid acquisition costs for META	—	(3,870)
Other investing activities, net	640	—

Cash used in investing activities	(180,980)	(28,974)

Financing activities:
Proceeds from stock issued for stock plans	30,960	67,916
Proceeds from debt issuance	327,000	200,000
Payments for debt issuance costs	(1,082)	(2,823)
Payments on debt	(271,291)	(10,000)
Purchases of stock via tender offer, including costs	—	(346,150)
Purchases of treasury stock	(9,585)	(6,112)
Purchases of options via stock option buy back, including costs	(5,980)	—

Cash provided (used) by financing activities	70,022	(97,169)

Net decrease in cash and cash equivalents	(83,836)	(77,942)
Effects of exchange rates on cash and cash equivalents	(6,008)	8,106
Cash and cash equivalents, beginning of period	160,126	229,962

Cash and cash equivalents, end of period	$70,282	$160,126

SELECTED STATISTICAL DATA

	December 31,	December 31,
	2005	2004
Research contract value	$592,636 (1)	$509,204 (1)
Research client retention	81%	80%
Research wallet retention	93%	95%
Research client organizations	9,315	8,720
Consulting backlog	$119,903 (1)	$111,779 (1)
Consulting utilization	62%	62%
Consulting billable headcount	525	475
Events—number of events	70	56
Events attendees	35,502	31,223

(1)	Dollars in thousands.

BUSINESS SEGMENT DATA
(Dollars in thousands)

		Direct	Gross	Contrib.
	Revenue	Expense	Contribution	Margin
Three Months Ended 12/31/05
Research	$131,015	$57,628	$73,387	56%
Consulting	85,225	44,115	41,110	48%
Events	69,136	29,612	39,524	57%
Other	3,924	307	3,617	92%

TOTAL	$289,300	$131,662	$157,638	54%

Three Months Ended 12/31/04
Research	$120,274	$51,653	$68,621	57%
Consulting	67,111	45,215	21,896	33%
Events	64,336	25,411	38,925	61%
Other	3,688	271	3,417	93%

TOTAL	$255,409	$122,550	$132,859	52%

Twelve Months Ended 12/31/05
Research	$523,033	$213,025	$310,008	59%
Consulting	301,074	175,396	125,678	42%
Events	151,339	75,204	76,135	50%
Other	13,558	1,374	12,184	90%

TOTAL	$989,004	$464,999	$524,005	53%

Twelve Months Ended 12/31/04
Research	$480,486	$187,782	$292,704	61%
Consulting	259,419	166,708	92,711	36%
Events	138,393	68,931	69,462	50%
Other	15,523	1,583	13,940	90%

TOTAL	$893,821	$425,004	$468,817	52%

SUPPLEMENTAL INFORMATION
GAAP to Normalized Reconciliations
(in thousands, except per share data)
Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended
	December 31,
	2005	2004
Net income	$14,810	$5,237
Interest expense, net	3,289	1,330
Other expense, net	398	297
Loss from investments, net	502	813
Tax provision	10,743	7,548

Operating income	$29,742	$15,225

Depreciation and amortization	10,163	6,377
Normalizing adjustments:
Other charges (2)	697	11,872
META integration charges (4)	1,337	—
Goodwill impairments (6)	—	1,972

Normalized EBITDA	$41,939	$35,446

Reconciliation — GAAP to Normalized Net Income and EPS (1):

	Three Months Ended December 31,
	2005			2004
	After-			After-
	Tax			Tax
	Income	Shares	EPS	Income	Shares	EPS
GAAP Basic EPS	$14,810	113,266	$0.13	$5,237	110,279	$0.05
Share equivalents from stock compensation shares	—	2,298	—	—	2,123	—

GAAP Diluted EPS	$14,810	115,564	$0.13	$5,237	112,402	$0.05

Other charges (2)	377	—	—	6,968	—	0.06
Non-cash charges (3)	—	—	—	1,597	—	0.01
META integration charges (4)	894	—	0.01	—	—	—
Amortization of META intangibles (5)	2,133	—	0.02	—	—	—
Goodwill impairments (6)	—	—	—	1,423	—	0.01
Loss from investments (7)	—	—	—	818	—	0.01

Normalized net income & EPS (8)	$18,214	115,564	$0.16	$16,043	112,402	$0.14

SUPPLEMENTAL INFORMATION
GAAP to Normalized Reconciliations
(in thousands, except per share data)
Reconciliation — GAAP to Normalized EBITDA (1):

	Twelve Months Ended
	December 31,
	2005	2004
Net (loss) income	$(2,437)	$16,889
Interest expense, net	11,072	1,317
Other expense, net	2,929	3,922
Loss from investments, net	5,841	2,958
Tax provision	7,875	17,573

Operating income	$25,280	$42,659

Depreciation and amortization	35,728	28,337
Normalizing adjustments:
Other charges (2)	29,177	35,781
META integration charges (4)	14,956	—
Goodwill impairments (6)	—	2,711

Normalized EBITDA	$105,141	$109,488

Reconciliation — GAAP to Normalized Net Income and EPS (1):

	Twelve Months Ended December 31,
	2005			2004
	After-			After-
	Tax			Tax
	Income	Shares	EPS	Income	Shares	EPS
GAAP Basic EPS	$(2,437)	112,253	$(0.02)	$16,889	123,603	$0.14
Share equivalents from stock compensation shares	—	1,340	—	—	2,723	(0.01)

GAAP Diluted EPS	$(2,437)	113,593	$(0.02)	$16,889	126,326	$0.13

Other charges (2)	20,515	—	0.18	23,921	—	0.19
Non-cash charges (3)	—	—	—	4,540	—	0.04
META integration charges (4)	10,672	—	0.09	—	—	—
Amortization of META intangibles (5)	7,105	—	0.06	—	—	—
Goodwill impairments (6)	—	—	—	2,162	—	0.02
Loss from investments (7)	5,377	—	0.05	2,977	—	0.02

Normalized net income & EPS (8)	$41,232	113,593	$0.36	$50,489	126,326	$0.40

Footnotes

(1)	Normalized EBITDA is based on operating income before interest, taxes, depreciation and amortization and certain normalizing adjustments.

Normalized net income & EPS is based on net income (loss), excluding normalizing adjustments which includes other charges, non-cash charges, META integration and amortization charges, goodwill impairments, and gains and losses on investments.

Normalized EBITDA, as well as normalized net income and EPS, are not measurements of operating performance calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered substitutes for operating income (loss) and net income (loss) in accordance with GAAP. In addition, because these measurements may not be defined consistently by other companies, these measurements may not be comparable to similarly titled measures of other companies.

However, we believe these indicators are relevant and useful to investors because they provide alternative measures that take into account certain adjustments that are viewed by our management as being non-core items or charges.

(2)	Other charges during 2005 included pre-tax charges of $10.6 million in the first quarter related to a reduction in workforce and $3.7 million primarily for restructuring within the Company’s international operations, a second quarter charge of $8.2 million primarily related to a reduction in facilities, a $6.0 million third quarter charge for a stock option buyback, and a fourth quarter charge of $0.7 million related to a reduction in workforce.

Other charges during 2004 included pre-tax charges related to a reduction in workforce, the exit from certain non-core product lines, an adjustment to previously abandoned facilities, and the closing of certain operations in South America.

(3)	The non-cash charges in 2004 were associated with abandonment of certain internal systems and the exit from certain non-core product lines, which were recorded in “Other charges’” and the closing of certain operations in South America recorded in “Other expense, net.”

(4)	The META integration charges are related to our acquisition of the META Group, Inc.

These costs were primarily for severance, and for consulting, accounting, and tax services.

(5)	The amortization of META intangibles are the non-cash amortization charges related to the other intangible assets recorded as a result of the META acquisition.

(6)	The goodwill impairments in 2004 were associated with the exit from certain non-core product lines and our closing of certain operations in South America and were recorded in “Goodwill impairments.”

(7)	The loss on investments relate to impairment losses on investments. These charges are recorded in “Loss from investments, net.”

(8)	The normalized effective tax rate was 37% for 2005 and 36% for 2004.